INVESTMENT SERVICE AGREEMENT


     Restatement dated September 9, 1991 of Investment Service Agreement dated September 1, 1982 by and between PRINCOR CASH MANAGEMENT FUND, INC. (the "Fund"), an open-end investment company formed under the laws of Maryland, PRINCOR MANAGEMENT CORPORATION ("Princor"), an Iowa Corporation and PRINCIPAL MUTUAL LIFE INSURANCE COMPANY ("Principal Mutual"), a specially chartered Iowa life insurance company;

                                  WITNESSETH:

     WHEREAS, Principal Mutual has organized Princor to serve as investment adviser and is the owner (through its subsidiaries) of all of the outstanding stock of Princor; and

     WHEREAS, Princor and the Fund have entered into a Management Agreement whereby Princor undertakes to furnish the Fund with investment advisory services and certain other services; and

     WHEREAS, Principal Mutual is willing to make available to Princor on a part-time basis certain employees and services of Principal Mutual for the purpose of better enabling Princor to fulfill its investment advisory obligations under the Management Agreement, provided that Princor bears all costs allocable to the time spent by them on the affairs of Princor, and Princor and the Fund believe that such an arrangement will be for their mutual benefit:

     NOW, THEREFORE, in consideration of the mutual convenants herein contained, the parties hereto agree as follows:

     1. Princor shall have the right to use, on a part-time basis, and Principal Mutual shall make available on such basis, such employees of Principal Mutual and for such periods as may be agreed upon by Princor and Principal Mutual, as reasonably needed by Princor in the performance of its investment advisory services (but not its administrative, transfer and paying services) under the Management Agreement. Principal Mutual will also make available to Princor or the Fund such clerical, stenographic and administrative services as Princor may reasonably request to facilitate its performance of such investment advisory services.

     2. The employees of Principal Mutual in performing services for Princor hereunder may, to the full extent that they deem appropriate, have access to and utilize statistical and economic data, investment research reports and other material prepared for or contained in the files of the Investment Department of Principal Mutual which is relevant to making investments for the Fund, and may make such materials available to Princor; provided, that any such materials prepared or obtained in connection with a private placement or other non-public transaction need not be made available to Princor if Principal Mutual deems such materials confidential.

     3. Employees of Principal Mutual performing services for Princor pursuant hereto shall report and be responsible solely to the officers and directors of Princor or persons designated by them. Principal Mutual shall have no responsibility for investment recommendations and decisions of Princor based upon information or advice given or obtained by or through such Principal Mutual employees.

     4. Principal Mutual will, to the extent requested by Princor, supply to employees of Princor (including part-time employees of Principal Mutual serving Princor) such clerical, stenographic and administrative services and such office supplies and equipment as may be reasonably required in order that they may properly perform their respective functions on behalf of Princor in connection with its performance of its investment advisory services under the Management Agreement.

     5. The obligation of performance under the Management Agreement is solely that of Princor, and Principal Mutual undertakes no obligation in respect thereto, except as otherwise expressly provided herein.

     6. In consideration of the services to be rendered by Principal Mutual and its employees pursuant to this Investment Service Agreement, Princor agrees to reimburse Principal Mutual for such costs, direct and indirect, as may be fairly attributable to the services performed for Princor. Such costs shall include, but not be limited to, an appropriate portion of:

     (a) salaries;

     (b) employee benefits;

     (c) general overhead expense;

     (d) supplies and equipment; and

     (e) a charge in the nature of rent for the cost of space in Principal Mutual offices fairly allocable to activities of Princor under the Management Agreement.

     In the event of disagreement between Princor and Principal Mutual as to a fair basis for allocating or apportioning costs, such basis shall be fixed by the public accountants for the Fund.

     7. This Investment Service Agreement shall remain in force until the conclusion of the first meeting of the shareholders of the Fund and if it is approved by a vote of a majority of the outstanding voting securities of the Fund it shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund and in either event such continuance shall be approved by the vote of a majority of the directors who are not interested persons of Princor, Principal Mutual, or the Fund cast in person at a meeting called for the purpose of voting on such approval. This Agreement may, on sixty days' written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund, or by Princor. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this
Section 7, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested person", "assignment" and "voting security") shall be applied.

     8. Any notice under this Investment Service Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other parties at such addresses as such other parties may designate for the receipt of such notices. Until further notice it is agreed that the address of the Fund, that of Princor and that of Principal Mutual for this purpose shall be The Principal Financial Group, Des Moines, Iowa 50392.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in three counterparts by their duly authorized officers the day and year first above written.

                 PRINCOR CASH MANAGEMENT FUND, INC.

                         A. S. Filean
                 By __________________________________________
                         A. S. Filean, Secretary


                 PRINCOR MANAGEMENT CORPORATION

                         S. L. Jones
                 By __________________________________________
                         S. L. Jones, President


                 PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

                         D. K. Kauf
                 By __________________________________________
                         D. K. Kauf, Senior Vice President